Exhibit 99.1

CPI Card Group Inc. Reports Fourth Quarter and Full Year 2015 Results

Fourth Quarter Net Sales of $93.6 million and Pro Forma Adjusted Diluted EPS of $0.16

Initiates Quarterly Dividend

Announces 2016 Financial Outlook

Call scheduled for Wednesday, February 24, 2016 at 5:00 p.m. Eastern Time

Littleton, Colo. February 24, 2016 — CPI Card Group Inc. (Nasdaq: PMTS; TSX: PNT) (“CPI Card Group” or the “Company”) today reported financial results for the fourth quarter and full fiscal year ended December 31, 2015.

Fourth Quarter 2015 Highlights

•                  Net sales were $93.6 million, an increase of 6.5% over the prior year period.

•                  Adjusted EBITDA was $21.8 million, or 23.3% of net sales, up 20.8% over the prior year period.

•                  Net loss from continuing operations was $(1.6) million, or $(0.03) per share, compared with net income from continuing operations of $5.6 million in the prior year period. Fourth quarter 2015 net loss from continuing operations reflects the impact of a $4.7 million, or $(0.06) per share, accelerated amortization charge of debt issuance cost and discount primarily related to the early repayment of $112.5 million of debt using the proceeds from the Company’s initial public offering (“IPO”), and a charge of $6.9 million, or $(0.08) per share, related to the settlement of the Company’s Phantom Stock Plan in conjunction with the IPO.

•                  Adjusted net income from continuing operations was $8.8 million, or $0.16 per share on a pro forma diluted basis, an increase of 7.6% over the prior year period.

Full Year 2015 Highlights

•                  Net sales were $374.1 million, an increase of 43.3% over the prior year.

•                  Adjusted EBITDA was $96.2 million, or 25.7% of net sales, up 77.5% over the prior year.

•                  Net income from continuing operations was $31.3 million, an increase of 95.7% over the prior year.

•                  Adjusted net income from continuing operations was $47.3 million, or $0.83 per share on a pro forma basis, an increase of 107.6% over the prior year.

•                  On October 15, 2015, CPI Card Group Inc. completed its initial public offering (“IPO”), issuing 15,000,000 shares of common stock at $10.00 per share.

“Our fourth-quarter results cap a strong 2015 for CPI Card Group. Our performance is a testament to the strength of our business model and leading position in the North American payment cards solutions market. Looking ahead, we will remain focused on executing our strategic growth initiatives in 2016, which include expanding with our existing client base, penetrating new market verticals, introducing additional products and services, and selectively pursuing strategic acquisitions. I am optimistic about the breadth of growth opportunities available to us, and believe we are well positioned to continue capitalizing on the on-going EMV card conversion within the U.S. financial card market, as well as increasing demand for card personalization and other value-added services,” said Steve Montross, president and chief executive officer of CPI Card Group.

Mr. Montross added, “The quarterly dividend program announced today is a reflection of our strong cash flow and our confidence in our long-term growth prospects, as well as our commitment to enhancing total value for our shareholders.”

Fourth Quarter and Full Year 2015 Segment Information

U.S. Debit and Credit:

Net sales increased 11.2% to $67.5 million in the fourth quarter of 2015 from $60.7 million in prior year period. Gross profit increased 13.8% to $23.6 million from $20.8 million in the prior year period, and gross profit margin expanded to 35.0% from 34.2% in the prior year period. Income from operations increased to $16.9 million from $14.7 million in the fourth quarter of 2014, while operating margins expanded to 25.0% from 24.2% in the prior year period.  EBITDA grew 23.7% to $19.0 million, or 28.2% of net sales, from $15.4 million, or 25.3% of net sales, in the fourth quarter of 2014.  The growth in the U.S. Debit and Credit segment was driven by the continued conversion of financial payment cards from magnetic stripe to EMV, with the number of EMV chip cards sold increasing by 21.3% as compared with the fourth quarter of 2014.  For the year ended December 31, 2015, the U.S. Debit and Credit segment net sales increased 72.3% compared with the prior year.

U.S. Prepaid Debit:

Net sales for the fourth quarter grew 1.4% to $12.4 million from $12.2 million in the fourth quarter of 2014. Gross profit increased 4.0% to $4.1 million from $3.9 million in the prior year, and gross profit margin expanded to 33.1% from 32.3% in the prior year. Income from operations increased 4.3% to $2.7 million from $2.6 million in the fourth quarter of 2014, while operating margins increased to 21.9% from 21.3% in the prior year period.  EBITDA was $3.3 million, or 26.3% of net sales, compared with $3.3 million, or 27.3% of net sales, in the fourth quarter of 2014. The growth of U.S. Prepaid Debit segment revenues in the fourth quarter of 2015 reflects solid retail prepaid sales across the customer base, partially offset by the timing of product refreshes and program launches and strong replenishments by certain prepaid program managers in the prior year period.  For the year ended December 31, 2015, U.S. Prepaid Debit segment net sales increased 11.1% compared with the prior year.

U.K. Limited:

Net sales decreased 2.3% to $10.8 million from $11.0 million in the fourth quarter of 2014. U.K. Limited net sales in the fourth quarter of 2015 were negatively impacted by approximately $(0.5) million due to unfavorable foreign currency exchange rate fluctuations. On a constant currency basis, U.K. Limited net sales increased 1.9% compared with the fourth quarter of 2014. Gross profit increased 3.8% to $3.0 million from $2.9 million in the prior year, and gross profit margin expanded to 28.1% from 26.4% in the prior year. Income from operations increased 2.0% year-over-year to $1.3 million, while operating margins expanded to 12.0% from 11.5% in the prior year period.  Income from operations benefitted from lower depreciation expense in the fourth quarter of 2015 compared to 2014.  EBITDA was $1.5 million, or 13.9% of net sales, the same as the fourth quarter of 2014.  For the year ended December 31, 2015, U.K. Limited segment net sales declined 2.3% compared with the prior year.  On a constant currency basis, U.K. Limited segment net sales for the year ended December 31, 2015 increased 4.9% compared with the prior year.

Other:

Interest expense, net, increased to $10.2 million from $2.1 million in the fourth quarter of 2014, reflecting higher debt levels as a result of the new $435.0 million Term Loan B facility that the Company put in place during August 2015.  Interest expense in the fourth quarter of 2015 includes accelerated amortization of debt issuance costs and discount of $4.7 million related primarily to the early repayment of $112.5 million of debt using proceeds from the Company’s IPO in October 2015 and higher average debt balances compared with the fourth quarter of 2014. The effective tax rate was 36.3% for the fiscal year ended December 31, 2015.

Earnings per Share

Giving effect to the 15,000,000 common share issuance from the Company’s IPO in October 2015, pro forma adjusted diluted earnings per share from continuing operations was $0.16 and $0.14 for the three months ended December 31, 2015 and 2014, respectively, while adjusted diluted earnings per share from continuing operations, using actual weighted-average diluted shares outstanding, was $0.16 and $0.20, respectively.  Pro forma adjusted diluted earnings per share from continuing operations for the years ended December 31, 2015 and 2014 was $0.83 and $0.40, respectively, and adjusted diluted earnings per share from continuing operations was $1.05 and $0.55, respectively.  On a GAAP basis, diluted loss per share was $(0.04) for both the fourth quarter and full year 2015, compared with $(0.18) and $(0.76) for the fourth quarter and full year in 2014, respectively.

Balance Sheet, Cash Flow and Liquidity

Total debt outstanding was $309.0 million at December 31, 2015 net of deferred debt issuance costs and discount of $12.5 million, compared with $426.5 million at September 30, 2015 and $178.8 million at December 31, 2014.  The decline in debt during 2015 reflects the use of $112.5 million of cash proceeds from the Company’s IPO to repay debt and an additional repayment in the fourth quarter of $10.0 million with available cash on hand.

Net cash provided by operations for the fiscal year ended December 31, 2015 was $43.9 million compared to $26.6 million in 2014. Cash provided by operating activities in fiscal 2015 included a payment of $13.9 million related to the settlement of the Company’s Phantom Stock Plan in conjunction with the IPO. Capital expenditures totaled $18.7 million for the year ended December 31, 2015, resulting in free cash flow of $25.3 million for fiscal year 2015. Excluding the payment of $13.9 million related to the settlement of the Company’s Phantom Stock Plan, free cash flow was $39.1 million in fiscal 2015, compared with $9.7 million in fiscal 2014.

At December 31, 2015, the Company had $13.6 million of cash and cash equivalents and $39.9 million of unused borrowing capacity under the Company’s revolving credit facility.

Quarterly Dividend Program

CPI Card Group announced today in a separate release that its Board of Directors initiated a quarterly dividend program. The first quarterly dividend of $0.045 per share is payable on April 7, 2016 to stockholders of record at the close of business on March 17, 2016. The declaration and payment of any future dividends will be subject to the discretion of the CPI Card Group Board of

Directors, who will evaluate the Company’s dividend program from time to time based on factors that it deems relevant.

Full Year 2016 Financial Outlook

The Company’s financial outlook for 2016 is as follows:

•                                   Net sales between $431 million and $445 million representing growth of 15.2% to 18.9%

•                                   Adjusted EBITDA between $111 million and $116 million representing growth of 15.4% to 20.6%

•                                   Pro forma adjusted diluted earnings per share of $0.92 to $0.97 representing growth of 10.8% to 16.9%

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), we have provided the following non-GAAP financial measures in this release:  Adjusted Net Income from Continuing Operations, Adjusted Diluted Earnings per Share from Continuing Operations, EBITDA, Adjusted EBITDA, Pro Forma Adjusted Diluted Earnings per Share from Continuing Operations, Free Cash Flow, Free Cash Flow, excluding Phantom Stock Plan settlement, and Constant Currency.  These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies.  Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit D to this press release.

Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations

Adjusted Net Income from Continuing Operations and Adjusted Earnings per Share from Continuing Operations (calculated on a diluted basis) exclude restructuring and other similar costs, gains or losses on extinguishment of debt, the impact of stock-based compensation expense, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate Adjusted Net Income and Adjusted Earnings per Share are based on the Company’s long-term expected effective tax rate estimate for each period presented. We believe that Adjusted Net Income from Continuing Operations and Adjusted Earnings per Share from Continuing Operations are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. We also present Adjusted Diluted Earnings per Share on a pro forma basis to give effect to our issuance of 15,000,000 shares of common stock in our IPO as if these shares were outstanding at the beginning of all periods presented.

EBITDA

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA adjusted for restructuring costs, stock-based compensation expense, gains or losses on extinguishment of debt and other items that are unusual in nature or infrequently occurring, as set forth in the reconciliation on Exhibit D.  Adjusted EBITDA is also a defined term in our existing credit agreement, which generally conforms to the definition above, and impacts certain credit measures and compliance targets within the credit agreement. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or “net debt leverage”, as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.

Free Cash Flow

We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

Constant Currency

Constant currency results show our current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. We present certain constant currency results to facilitate comparisons to our historical operating results.

About CPI Card Group Inc.

CPI Card Group is a leading provider in payment card production and related services, offering a single source for financial and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from nine locations throughout the United States, Canada and the United Kingdom, we have the largest network of high security facilities in North America, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

Conference Call and Webcast

CPI Card Group Inc. will host a conference call on February 24, 2016 at 5:00 p.m. EST to discuss its fourth quarter and full year 2015 results.  To participate in the Company’s live conference call via telephone or online:

Participant Toll-Free Dial-In Number: (877) 881-8051
Participant International Dial-In Number: (440) 996-5681
Conference ID: 28140856
Webcast Link: http://edge.media-server.com/m/p/9uuvowax

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time. A webcast replay and transcript of the conference call will be available on CPI Card Group Inc.’s Investor Relations web site: http://www.cpicardgroup.com/investor-relations/

Following the completion of the conference call, a replay of the conference call will be available from 8:30 p.m. ET on February 24, 2016 until 11:59 p.m. ET on March 2, 2016. To access the replay, please dial (855) 859-2056 or (404) 537-3406; Conference ID: 28140856.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by terms such as statements about our plans, objectives, expectations, assumptions or future events. The words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “continue” and other similar expressions are intended to identify forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others: material breaches in the security of our systems; market acceptance of developing technologies that make Financial Payment Cards less relevant; a slower or less widespread adoption of EMV and Dual-Interface EMV technology than we anticipate; difficulties in our production processes; defects in our software; our failure to operate our business in accordance with the PCI security standards or other industry standards such as Payment Card Brand certification standards; extension of card expiration cycles; a decline in U.S. and global market and economic conditions; failure to identify, attract and retain new customers or a failure to maintain our relationships with our major customers; our substantial indebtedness; infringement on our intellectual property rights, or claims that our technology is infringing on third-party intellectual property; failure to meet our customers’ demands in a timely manner; competition and/or price erosion in the payment card industry; our dependence on licensing arrangements; inability to renew leases for our facilities; interruptions in our IT systems or production capabilities; the restrictive terms of our credit facility and covenants of future agreements governing indebtedness; non-compliance with, and changes in, laws in foreign jurisdictions in which we operate and sell our products; challenges related to our acquisition strategy; our dependence on specialized equipment from third party suppliers; and other risk factors or uncertainties identified from time to time in our filings with the Securities and Exchange Commission (“SEC”). Although CPI Card Group Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CPI Card Group Inc. Prospectus filed with the SEC on October 9, 2015 pursuant to Rule 424(b) under the Securities Act of 1933, as amended. CPI Card Group Inc. undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

####

For more information:

CPI Card Group Inc. Investor Relations:	CPI Card Group Inc. Media Relations:
William Maina	Media@cpicardgroup.com
(877) 369-9016
InvestorRelations@cpicardgroup.com

CPI Card Group Inc.

Earnings Release Supplemental Financial Information

February 24, 2016

Exhibit A	Consolidated Statements of Operations and Comprehensive (Loss) Income - Unaudited for the three months and years ended December 31, 2015 and 2014

Exhibit B	Consolidated Balance Sheets - Unaudited as of December 31, 2015 and 2014

Exhibit C	Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2015 and 2014

Exhibit D	Supplemental GAAP to Non-GAAP Reconciliation - Unaudited for the three months and years ended December 31, 2015 and 2014

Exhibit E	Summary Segment Information — Unaudited for the three months and years ended December 31, 2015 and 2014

Exhibit F	2016 Guidance: Adjusted Net Income and Earnings per Share

EXHIBIT A

CPI Card Group Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive (Loss) Income

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Net sales:
Products	$63,271	$57,048	$241,609	$159,220
Services	30,296	30,817	132,501	101,786
Total net sales	93,567	87,865	374,110	261,006

Cost of sales:
Products (exclusive of depreciation and amortization shown below)	38,892	34,793	147,214	109,463
Services (exclusive of depreciation and amortization shown below)	20,671	21,291	81,413	61,169
Depreciation and amortization	2,575	2,515	9,662	8,647
Total cost of sales	62,138	58,599	238,289	179,279

Gross profit	31,429	29,266	135,821	81,727

Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	19,942	16,135	61,116	42,650
Depreciation and amortization	1,532	1,908	6,304	4,605
Restructuring charges	—	—	681	—
Total operating expenses	21,474	18,043	68,101	47,255

Income from operations	9,955	11,223	67,720	34,472

Other income (expense):
Interest, net	(10,199)	(2,117)	(18,328)	(7,508)
Foreign currency (loss) gain	(56)	(148)	59	(124)
Loss on debt modification and extinguishment	—	—	(703)	(476)
Other income (expense), net	3	(114)	359	(101)
Total other expense, net	(10,252)	(2,379)	(18,613)	(8,209)

(Loss) income before income taxes	(297)	8,844	49,107	26,263
Income tax provision	(1,318)	(3,207)	(17,846)	(10,291)
Net (loss) income from continuing operations	(1,615)	5,637	31,261	15,972

Discontinued operation:
Loss from a discontinued operation, net of taxes	—	(606)	(606)	(2,670)
(Loss) gain on sale of a discontinued operation, net of taxes	(679)	—	208	—
Net (loss) income	$(2,294)	$5,031	$30,863	$13,302
Preferred stock dividends	(94)	(12,805)	(32,548)	(44,477)
Loss from continuing operations attributable to common stockholders	$(2,388)	$(7,774)	$(1,685)	$(31,175)

Loss per share
Basic and diluted loss per share:
Continuing operations	$(0.03)	$(0.17)	$(0.03)	$(0.69)
Discontinued operation	(0.01)	(0.01)	$(0.01)	$(0.06)
	$(0.04)	$(0.18)	$(0.04)	$(0.76)
Other comprehensive (loss) income
Net (loss) income	$(2,294)	$5,031	$30,863	$13,302
Currency translation adjustment	(492)	(690)	(1,715)	(1,064)
Total comprehensive (loss) income	$(2,786)	$4,341	$29,148	$12,238

EXHIBIT B

CPI Card Group Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$13,606	$12,941
Accounts receivable, net of allowances of $212 and $272, respectively	52,538	43,548
Inventories	25,640	21,605
Prepaid expenses and other current assets	4,260	4,129
Income taxes refundable	4,975	—
Deferred income taxes	—	634
Current assets of a discontinued operation	—	5,862
Total current assets	101,019	88,719
Plant, equipment and leasehold improvements, net	52,113	44,772
Intangible assets, net	53,988	58,703
Goodwill	73,123	73,801
Other assets	110	15
Total assets	$280,353	$266,010
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$17,832	$16,276
Accrued expenses	11,315	10,591
Deferred revenue and customer deposits	3,874	3,382
Current maturities of long-term debt	9,000	6,326
Income taxes payable	—	13
Total current liabilities	42,021	36,588
Long-term debt, net of current maturities	300,000	163,484
Sellers Note	—	9,000
Deferred income taxes	24,073	13,810
Other long-term liabilities	869	6,572
Total liabilities	366,963	229,454
Commitments and contingencies
Series A Preferred Stock; $0.001 par value—100,000 shares authorized; 86,407 shares issued and no shares outstanding and 86,407 shares issued and 64,809 shares outstanding; liquidation preference of $0 and $256,017 at December 31, 2015 and 2014, respectively	—	58,250
Stockholders’ deficit:
Common Stock; $0.001 par value—100,000,000 shares authorized; 56,542,116 shares issued and outstanding and 44,840,576 shares issued and 41,371,220 shares outstanding at December 31, 2015 and 2014, respectively	56	41
Capital deficiency	(119,028)	(24,841)
Accumulated earnings	36,661	5,798
Accumulated other comprehensive loss	(4,299)	(2,584)
Employee notes receivable	—	(108)
Total stockholders’ deficit	(86,610)	(21,694)
Total liabilities and stockholders’ deficit	$280,353	$266,010

EXHIBIT C

CPI Card Group Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in Thousands)

(Unaudited)

	Year Ended December 31,
	2015	2014
Operating activities
Net income	$30,863	$13,302
Adjustments to reconcile net income to net cash provided by operating activities, net of effects of acquisitions:
Depreciation, amortization and accretion expense	15,995	14,198
Non-cash accretion of defined stock compensation plan	9,633	4,534
Amortization of debt issuance costs and debt discount	5,648	591
Loss on debt modification and extinguishment	703	476
Loss on sale of a discontinued operation	1,039	—
Deferred income tax	10,914	(1,433)
Other, net	(45)	(124)
Changes in operating assets and liabilities:
Accounts receivable	(9,556)	(7,003)
Inventories	(4,416)	(5,763)
Prepaid expenses and other current assets	(714)	(8,473)
Income taxes	(4,975)	3,061
Accounts payable	1,663	1,466
Accrued expenses	915	8,131
Deferred revenue and customer deposits	699	(772)
Other liabilities	(14,444)	4,436
Cash provided by operating activities	43,922	26,627
Investing activities
Proceeds from sale of a discontinued operation	5,000	—
Acquisition of EFT Source, Inc.	—	(54,859)
Acquisitions of plant, equipment and leasehold improvements	(18,670)	(16,956)
Cash used in investing activities	(13,670)	(71,815)
Financing activities
Net proceeds from an initial public offering of common stock	135,304	—
Proceeds from Senior Term Loan dated September 2, 2014	—	60,000
Payment on Senior Term Loan dated September 2, 2014	(170,929)	(11,045)
Proceeds from First Lien Term Loan	435,000	—
Payments on First Lien Term Loan	(122,500)	—
Proceeds from line of credit	—	19,300
Payment on line of credit	—	(19,300)
Loan issuance costs	(17,773)	(440)
Proceeds from employee note receivable	108	19
Dividend distribution on Series A Preferred Stock	(230,361)	—
Redemption of preferred and common stock	(58,250)	—
Cash (used in) provided by financing activities	(29,401)	48,534
Effect of exchange rates on cash	(186)	(107)
Net increase in cash and cash equivalents:	665	3,239
Cash and cash equivalents, beginning of period	12,941	9,702
Cash and cash equivalents, end of period	$13,606	$12,941
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$11,986	$6,793
Income taxes	$10,136	$3,219

EXHIBIT D

CPI Card Group Inc. and Subsidiaries

Supplemental GAAP to Non-GAAP Reconciliation

(Dollars in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted net (loss) income from continuing operations and earnings per share
Net (loss) income from continuing operations	$(1,615)	$5,637	$31,261	$15,972
Restructuring and other costs associated with the closure of the Petersfield U.K. facility	—	—	1,131	—
Loss on debt modification and early extinguishment	—	—	703	476
Stock-based compensation expense	7,495	2,521	9,633	4,534
Amortization of intangible assets	1,144	1,404	4,577	3,434
Accelerated amortization of debt issuance costs in connection with term loan principle payments	4,687	—	4,687	—
EFT Source acquisition performance payments	250	—	1,000	—
Professional fees	—	—	409	2,062
Tax effect of above items	(4,616)	(1,374)	(7,528)	(3,677)
Discrete tax items	1,468	—	1,468	—
Adjusted net income from continuing operations	$8,813	$8,188	$47,341	$22,801

Weighted-average number of shares outstanding
Basic	54,190,182	41,371,220	44,816,263	41,199,246
Effect of dilutive equity awards	300,392	—	300,392	—
Diluted	54,490,574	41,371,220	45,116,655	41,199,246

Adjusted diluted earnings per share from continuing operations	$0.16	$0.20	$1.05	$0.55

Reconciliation of diluted loss per share from continuing operations (GAAP) to adjusted diluted earnings per share from continuing operations:
Income (loss) per share from continuing operations (GAAP) - Diluted	$(0.03)	$(0.17)	$(0.03)	$(0.69)
Impact of net income adjustments	0.19	0.06	0.36	0.17
Impact of Preferred Stock Dividend	—	0.31	0.72	1.08
Adjusted diluted earnings per share from continuing operations	$0.16	$0.20	$1.05	$0.55

Reconciliation of pro forma adjusted diluted earnings per share from continuing operations:
Number of diluted shares outstanding on December 31, 2015, excluding IPO shares	41,842,508	41,842,508	41,842,508	41,842,508
Common shares issued by the Company on October 9, 2015	15,000,000	15,000,000	15,000,000	15,000,000
Pro forma weighted-average number of diluted shares outstanding	56,842,508	56,842,508	56,842,508	56,842,508

Pro forma adjusted diluted earnings per share from continuing operations	$0.16	$0.14	$0.83	$0.40

CPI Card Group Inc. and Subsidiaries

Supplemental GAAP to Non-GAAP Reconciliation

(Dollars in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
EBITDA AND ADJUSTED EBITDA
Net income from continuing operations	$(1,615)	$5,637	$31,261	$15,972
Interest expense, net	10,199	2,117	18,328	7,508
Income tax provision	1,318	3,207	17,846	10,291
Depreciation and amortization	4,108	4,423	15,966	13,252
EBITDA	$14,010	$15,384	$83,401	$47,023

Adjustments to EBITDA
Restructuring and other charges	$—	$—	$1,131	$—
Stock-based compensation expense	7,495	2,521	9,633	4,534
Loss on debt modification and early extinguishment	—	—	703	476
EFT Source acquisition performance bonuses	250	—	1,000	—
Professional fees	—	—	409	2,062
Foreign currency loss (gain)	56	148	(59)	124
Subtotal of adjustments to EBITDA	7,801	2,669	12,817	7,196
Adjusted EBITDA	$21,811	$18,053	$96,218	$54,219

Adjusted EBITDA margin	23.3%	20.5%	25.7%	20.8%

Constant Currency
UK Limited net sales, as reported (GAAP)	$10,775	$11,025	$34,361	$35,163
Foreign currency translation impact	460	—	2,532	—
UK Limited net sales, constant currency adjusted	$11,235	$11,025	$36,893	$35,163
Net sales change, as reported (GAAP)	(2.3)%		(2.3)%
Net sales change, constant currency adjusted	1.9%		4.9%

Reconciliation of cash provided by operating activities to free cash flow
Cash provided by operating activities			$43,922	$26,627
Acquisitions of plant, equipment and leasehold improvements			(18,670)	(16,956)
Free cash flow			$25,252	$9,671
Cash payment related to the settlement of the Phantom Stock Plan in conjunction with the IPO			13,891	—
Free cash flow, excluding phantom stock plan settlement			$39,143	$9,671

EXHIBIT E

CPI Card Group Inc. and Subsidiaries

Summary Segment Information

For the Three Months and Year Ended December 31, 2015 and 2014

(Dollars in Thousands)

(Unaudited)

Net Sales

	Three Months Ended December 31,
	2015	2014	$ Change	% Change
Net sales by segment:
U.S Debit and Credit segment	$67,478	$60,676	$6,802	11.2%
U.S. Prepaid Debit segment	12,396	12,221	175	1.4%
U.K. Limited segment	10,775	11,025	(250)	(2.3)%
Other	3,503	6,415	(2,912)	(45.4)%
Eliminations	(585)	(2,472)	1,887	(76.3)%
Total	$93,567	$87,865	$5,702	6.5%

	Year Ended December 31,
	2015	2014	$ Change	% Change
Net sales by segment:
U.S Debit and Credit segment	$263,668	$153,015	$110,653	72.3%
U.S. Prepaid Debit segment	65,878	59,271	6,607	11.1%
U.K. Limited segment	34,361	35,163	(802)	(2.3)%
Other	17,420	23,908	(6,488)	(27.1)%
Eliminations	(7,217)	(10,351)	3,134	(30.3)%
Total	$374,110	$261,006	$113,104	43.3%

Gross Profit

	Three Months Ended December 31,
	2015	% of net sales	2014	% of net sales	$ Change	% Change
Gross profit by segment:
U.S Debit and Credit segment	$23,625	35.0%	$20,758	34.2%	$2,867	13.8%
U.S. Prepaid Debit segment	4,104	33.1%	3,945	32.3%	159	4.0%
U.K. Limited segment	3,025	28.1%	2,915	26.4%	110	3.8%
Other	675	19.3%	1,648	25.7%	(973)	(59.0)%
Total	$31,429	33.6%	$29,266	33.3%	$2,163	7.4%

	Year Ended December 31,
	2015	% of net sales	2014	% of net sales	$ Change	% Change
Gross profit by segment:
U.S Debit and Credit segment	$97,117	36.8%	$49,460	32.3%	$47,657	96.4%
U.S. Prepaid Debit segment	26,380	40.0%	21,022	35.5%	5,358	25.5%
U.K. Limited segment	9,127	26.6%	8,171	23.2%	956	11.7%
Other	3,197	18.4%	3,074	12.9%	123	4.0%
Total	$135,821	36.3%	$81,727	31.3%	$54,094	66.2%

Income from operations

	Three Months Ended December 31,
	2015	% of net sales	2014	% of net sales	$ Change	% Change
Income from operations by segment:
U.S Debit and Credit segment	$16,862	25.0%	$14,675	24.2%	$2,187	14.9%
U.S. Prepaid Debit segment	2,713	21.9%	2,601	21.3%	112	4.3%
U.K. Limited segment	1,289	12.0%	1,264	11.5%	25	2.0%
Other	(10,909)	*	(7,317)	*	(3,592)	49.1%
Total	$9,955	10.6%	$11,223	12.8%	$(1,268)	(11.3)%

	Year Ended December 31,
	2015	% of net sales	2014	% of net sales	$ Change	% Change
Income from operations by segment:
U.S Debit and Credit segment	$71,555	27.1%	$34,407	22.5%	$37,148	108.0%
U.S. Prepaid Debit segment	20,701	31.4%	15,756	26.6%	4,945	31.4%
U.K. Limited segment	2,710	7.9%	1,775	5.0%	935	52.7%
Other	(27,246)	*	(17,466)	*	(9,780)	56.0%
Total	$67,720	18.1%	$34,472	13.2%	$33,248	96.4%

EBITDA

	Three Months Ended December 31,
	2015	% of net sales	2014	% of net sales	$ Change	% Change
EBITDA by segment:
U.S Debit and Credit segment	$19,020	28.2%	$15,377	25.3%	$3,643	23.7%
U.S. Prepaid Debit segment	3,260	26.3%	3,340	27.3%	(80)	(2.4)%
U.K. Limited segment	1,496	13.9%	1,533	13.9%	(37)	(2.4)%
Corporate and Other	(9,766)	*	(4,866)	*	(4,900)	100.7%
Total	$14,010	15.0%	$15,384	17.5%	$(1,374)	(8.9)%

	Year Ended December 31,
	2015	% of net sales	2014	% of net sales	$ Change	% Change
EBITDA by segment:
U.S Debit and Credit segment	$78,981	30.0%	$37,547	24.5%	$41,434	110.4%
U.S. Prepaid Debit segment	22,993	34.9%	18,654	31.5%	4,339	23.3%
U.K. Limited segment	3,572	10.4%	2,943	8.4%	629	21.4%
Corporate and Other	(22,145)	*	(12,121)	*	(10,024)	82.7%
Total	$83,401	22.3%	$47,023	18.0%	$36,378	77.4%

* Calculation not meaningful

EXHIBIT F

CPI Card Group Inc. and Subsidiaries

2016 Guidance:  Adjusted Net Income and EPS

(in Millions, except per share amounts)

(Unaudited)

	Range
	Low	High
Net income (GAAP)	$46.8	$50.1

Amortization	4.6	4.6
Non-cash compensation	1.8	1.8
Accelerated amortization of debt issuance costs and discount	1.0	1.0
EFT Source bonus	0.5	0.5
Tax effect	(2.7)	(2.7)

Adjusted net income	$52.0	$55.3

Weighted-average diluted shares outstanding	56.8	56.8

Pro forma adjusted diluted earnings per share	$0.92	$0.97
Diluted earnings per share (GAAP)	$0.82	$0.88

Net income (GAAP)	$46.8	$50.1

Depreciation	13.2	13.2
Amortization	4.6	4.6
Interest expense	20.0	20.0
Taxes	24.1	25.8
EBITDA	$108.7	$113.7

Non-cash compensation	1.8	1.8
EFT Source bonus	0.5	0.5

Adjusted EBITDA	$111.0	$116.0